SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

PLAINS RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 26, 2004 Plains Resources Inc. issued the following press release.

NEWS RELEASE

FOR IMMEDIATE RELEASE

PLAINS RESOURCES SPECIAL COMMITTEE REJECTS LEUCADIA MARCH 19TH PROPOSAL

HOUSTON, May 26, 2004 — Plains Resources Inc. (NYSE: PLX — News) announced today that the Special Committee of the Board of Directors of Plains Resources Inc. (“Plains Resources”) appointed to consider offers for Plains Resources has rejected the revised proposal (the “March 19th Proposal”) from Leucadia National Corporation (“Leucadia”) to acquire Plains Resources.

The transaction described in the March 19th Proposal, and more fully explained in Leucadia’s press release of the same date, contemplated that Plains Resources stockholders would receive a combination of cash, preferred stock, and debt securities to be issued by Plains Resources.

As previously announced, after determining that the March 19th Proposal, while not a Superior Proposal (as defined in the merger agreement referenced below), was reasonably likely to lead to a Superior Proposal, the Special Committee entered into negotiations with Leucadia regarding the March 19th Proposal.

The Special Committee’s counsel and financial advisor engaged in several discussions with Leucadia and its counsel in which they raised several tax and valuation issues, including, among others:

•	the original issue discount applicable to the proposed debt securities, which would result in the holders’ receipt of taxable income without a contemporaneous receipt of cash;

•	the possible application of the proposed “straddle” tax regulations, which would prevent Plains Resources from deducting interest paid on the proposed debt securities;

•	the extremely high leverage of Plains Resources contemplated by the March 19th Proposal; and

•	the significant decrease in the cash consideration offered in the March 19th Proposal.

The Special Committee was concerned that the tax and leverage issues would adversely impact Plains Resources’ ability to pay the interest and distributions on the proposed debt and preferred stock. Further, the Special Committee was concerned that the small amount of cash offered in

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the March 19th Proposal would be insufficient for most Plains Resources shareholders to pay taxes on their gains resulting from the transaction and could create immediate negative selling pressure on the proposed new debt and preferred securities, and that the original issue discount would create “phantom” taxable income in excess of interest payable to holders of the proposed debt securities. The Special Committee proposed to Leucadia that it address these concerns by amending its proposal to provide for:

•	a tax indemnity from Leucadia to ensure that tax leakage resulting from the application of the straddle regulations would not adversely impact distributions on the proposed debt and preferred stock;

•	the elimination of the preferred stock, which would allow Plains Resources to be consolidated with Leucadia’s tax group and allow Leucadia’s existing net operating losses to offset tax leakage caused by the application of the straddle regulations;

•	an increase in the up-front cash portion of the consideration in place of the post-closing tender offer contemplated by the March 19th Proposal; and

•	an increase in the amount of the quarterly interest payments on the proposed debt securities.

The Special Committee also requested additional information from Leucadia, including:

•	detailed terms of both the proposed debt securities and the proposed preferred stock;

•	the materials that Leucadia had provided to Moody’s Investor Service relating to the proposed debt securities; and

•	a calculation of the original issue discount on the proposed debt securities.

The Special Committee also requested that Leucadia obtain a rating from Moody’s on the proposed preferred stock to assist the Special Committee in assessing its future trading value, and that Leucadia execute a confidentiality agreement.

Despite the fact that Leucadia’s counsel conceded the validity of the tax issues raised by the Special Committee, Leucadia sent a letter to the Special Committee indicating an unwillingness to improve its offer, and did not offer any alternative solutions to the issues raised by the Special Committee. Nevertheless, the Special Committee invited Leucadia to meet to discuss the above and other issues relating to March 19th Proposal. After accepting the invitation and scheduling the meeting, Leucadia subsequently cancelled the proposed meeting, declined to provide all of the requested information, declined to execute a confidentiality agreement and stated that it would not modify the March 19th Proposal.

In light of the fact that Leucadia did not make any improvements to its March 19th Proposal to address the issues raised by the Special Committee, the Special Committee was unable to conclude that the March 19th Proposal was a Superior Proposal. As a result, the Special Committee has terminated the negotiations with Leucadia and rejected the March 19th Proposal.

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As previously announced, Plains Resources has entered into a merger agreement with an affiliate of Vulcan Capital. Under the terms of the merger agreement, stockholders of Plains Resources, other than James C. Flores and John T. Raymond, would receive $16.75 per share in cash for each share of Plains Resources stock that they own. Plains Resources’ Chairman James C. Flores and its CEO John T. Raymond are participating with the affiliate of Vulcan Capital in the transaction.

PLAINS RESOURCES HAS FILED A PRELIMINARY PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON THE PROPOSED TRANSACTION WITH THE VULCAN GROUP, AND PLAINS RESOURCES AND THE VULCAN GROUP HAVE FILED A SCHEDULE 13E-3 AND MAY FILE OTHER RELEVANT DOCUMENTS, WITH THE SEC CONCERNING THE PROPOSED TRANSACTION. STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND SCHEDULE 13E-3, WHICH ARE AVAILABLE NOW, AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE INTERESTS OF THE PARTICIPANTS IN THE SOLICITATION OF PROXIES.

YOU MAY OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, YOU MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY PLAINS RESOURCES FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM PLAINS RESOURCES AT 700 MILAM, SUITE 3100, HOUSTON, TEXAS 77002, ATTENTION: JOANNA PANKEY, OR BY TELEPHONE AT 832-239-6000.

Plains Resources, James C. Flores, John T. Raymond, Paul G. Allen and the affiliate of Vulcan Capital (which together with Mr. Flores, Mr. Raymond and Mr. Allen form the “Vulcan Group”), and the directors and executive officers of Plains Resources and the affiliate of Vulcan Capital, may be deemed to be participants in the solicitation of proxies from stockholders of Plains Resources in connection with the merger. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, OF THESE PERSONS IS SET FORTH IN THE COMPANY’S PROXY STATEMENT FOR ITS 2003 ANNUAL MEETING, THE SCHEDULE 13D FILED WITH THE SEC BY THE VULCAN GROUP ON DECEMBER 1, 2003, AS SUBSEQUENTLY AMENDED, AND THE PRELIMINARY PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS FILED WITH THE SEC AND THE SCHEDULE 13E-3 FILED WITH THE SEC. SUCH INFORMATION WILL ALSO BE CONTAINED IN THE DEFINITIVE PROXY STATEMENT TO BE FILED WITH THE SEC.

About Plains

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

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